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                                                                    EXHIBIT 11.1

                                 CARDIMA, INC.

                       COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                           THREE MONTHS
                              YEAR ENDED DECEMBER 31,     ENDED MARCH 31,
                              --------------------------  ----------------
                               1994     1995      1996     1996       1997
                              -------  -------  --------  -------  -------
Historical:
 Weighted average common
  stock outstanding..........      66       68        71       70       75
  Shares related to Staff Ac-
   counting Bulletins Nos.
   55, 64 and 83:
  Stock Options..............     632      632       632      632      632
  Preferred Stock............   2,357    2,357     2,357    2,357    2,357
                              -------  -------  --------  -------  -------
Total shares used in
 calculating net loss per
 share.......................   3,055    3,057     3,060    3,059    3,064
                              =======  =======  ========  =======  =======
Net loss..................... $(3,655) $(5,200) $ (7,754) $(1,520) $(2,326)
                              =======  =======  ========  =======  =======
Net loss per share........... $ (1.20) $ (1.70) $  (2.53) $ (0.50) $ (0.76)
                              =======  =======  ========  =======  =======
Pro forma:
 Shares used in calculating
  net loss per share (per
  above).....................                      3,060    3,059    3,064
 Preferred Stock if convert-
  ed.........................                      3,312    3,136    3,370
                                                --------  -------  -------
Total shares used in calcu-
 lating pro forma net loss
 per share...................                      6,372    6,195    6,434
                                                ========  =======  =======
Net loss.....................                   $ (7,754) $(1,520) $(2,326)
                                                ========  =======  =======
Pro forma net loss per
 share.......................                   $  (1.22) $ (0.25) $ (0.36)
                                                ========  =======  =======
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